Exhibit 99.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as director nominee of the general partner of Peak Resources LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 and in all amendments and supplements thereto filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure of my biographical and other information under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: September 13, 2024	/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr.